PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 1710

500 108TH AVENUE N.E.

BELLEVUE, WASHINGTON 98004

(425) 451-8036    FAX (425) 451-8568

James B. Parsons*                                                    e-mail firm-info@parsonslaw.biz                              *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                the Northern Mariana Islands

Robert J. Burnett**                                                                                                                                         ** LL.M. in Taxation

rburnett@parsonslaw.biz

February 14, 2003

Board of Directors

Claremont Technologies Corp.

Re: Tradeability Opinion

To Whom It May Concern:

I have been requested to issue an opinion regarding the tradeability of shares of Claremont Technologies Corp. ("CTC"). CTC is a public corporation which will be a fully reporting company whose shares of stock will be traded as an Over-The-Counter Bulletin Board listing, if such registration is accepted. Until that time, the shares will be traded on NASDAQ 'pink sheets.'

The Company is duly organized under the laws of the State of Nevada and is currently in good standing. All corporate action required to authorize the issuance of the securities has been duly taken and all securities outstanding have been validly issued. All applicable securities laws and regulations have been duly complied with.

Although certain shares of sock held by shareholders of CTC may be restricted (pursuant to Rule 144, as well as certain other restrictions regarding affiliates and insiders), stock that is held without a restrictive legend, and not subject to those other restrictions, will be freely tradeable. Some stock which now carries a restrictive legend may, in fact, be subject to the removal of such restrictions, however, each such stock certificate and the possibility for removal is subject to a case-by-case review, based upon an opinion of legal counsel as to its tradeability.

Please contact me with any questions in this regard.

Very Truly Yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons

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